Exhibit H


CHAIRMAN                     STATE OF NEW HAMPSHIRE          Tel. (803) 271-2431
Thomas B. Getz                                                FAX (803) 271-3878
                                     [Logo]
COMMISSIONERS                                               TDD Access: Relay NH
Graham J. Morrison         PUBLIC UTILITIES COMMISSION          1-800-735-2964
Michael D. Harrington     21 S. Fruit Street, Suite 10             Website:
                            Concord, N.H. 03301-2429            www.puc.nh.gov
EXECUTIVE DIRECTOR
AND SECRETARY
Debra A. Howland                November 29, 2004


Catherine A. Fisher, Assistant Director
Office of Public Utility Regulation
Securities & Exchange Commission
Washington, DC  20549-0609

     Re:  Application of National Grid Transco, plc
          File #70-10236; Form U-I Application

Dear Ms. Fisher:

     On September 30, 20004 the New Hampshire Public Utilities Commission (NHPUC) submitted a letter to your office expressing concerns regarding the debt levels and risk profiles of National Grid Transco, plc, a registered holding company, and National Grid's public utility subsidiaries under the regulatory jurisdiction of the NHPUC, namely, Granite State electric Company, New England Electric Transmission Corporation, New England Power Company and New England Hydro-Transmission Corporation (collectively, National Grid).

     NHPUC expressed concern that the filing might be read to constrain the authority of the NHPUC to regulate the retail affiliates under our jurisdiction. Subsequent to our letter, representatives of NHPUC and National Grid met to discuss these issues. We have been assured that we will continue to have the jurisdictional authority we now hold over the retail affiliates, including our standards regarding long and short term debt. We are satisfied that approval by the Securities and Exchange Commission of the Form U-1 Application will not infringe upon our regulatory authority.

     Please do not hesitate to contact me if you seek additional information.

                                                     Very truly yours,

                                                     /s/ Amy Ignatius
                                                     Amy Ignatius
                                                     General Counsel

Cc:  Seth Shortlidge, Esq.
     Counsel to Granite State Electric Company

CHAIRMAN                     STATE OF NEW HAMPSHIRE          Tel. (803) 271-2431
Thomas B. Getz                                                FAX (803) 271-3878
                                     [Logo]
COMMISSIONERS                                               TDD Access: Relay NH
Graham J. Morrison         PUBLIC UTILITIES COMMISSION          1-800-735-2964
Michael D. Harrington     21 S. Fruit Street, Suite 10             Website:
                            Concord, N.H. 03301-2429            www.puc.nh.gov
EXECUTIVE DIRECTOR
AND SECRETARY
Debra A. Howland


                               September 30, 2004

Catherine A. Fisher, Assistant Director
Office of Public Utility Regulation
Securities & Exchange Commission
Washington, DC  20549-0609

     Re:  Application of National Grid Transco, plc
          File #70-10236

Dear Ms. Fisher:

     The Securities and Exchange Commission, on September 17, 2004, issued a letter to the New Hampshire Public Utilities Commission (NHPUC) regarding the application of National Grid Transco, plc, a registered holding company, and National Grid's public utility subsidiaries under the regulatory jurisdiction of the NHPUC, namely, Granite State Electric Company, New England Electric Transmission Corporation, New England Power Company and New England Hydro-Transmission Corporation (collectively, National Grid). The NHPUC has broad regulatory jurisdiction over the Granite State Electric Company, National Grid's New Hampshire retail affiliate, as well as more limited regulatory authority over the financing activities of all four of those entities.

     The application seeks authority, among other things, to exceed the limits of investment set by Rule 53 of the Public Utility Holding Company Act of 1953, as amended. National Grid is currently authorized to finance investment in foreign utility companies (FUCOs) in an amount up to $20 billion. Under this authorization it has invested $14.949 billion. If the request were granted, National Grid would be allowed to issue guarantees and otherwise invest up to an additional $20 billion in FUCOs, for a total potential investment of $34.949 billion through September 30, 2007. It also seeks authority to issue and sell short-term debt in an aggregate principal amount at any time outstanding not to exceed $6 billion.

     Your letter seeks the views of the NHPUC regarding its "authority and resources to protect ratepayers subject to its jurisdiction and its intention to exercise that authority, in light of National Grid's existing investment in FUCOs and in light of the proposed additional investments."

Securities and Exchange Commission
File #70-10236 - Application of National Grid
September 30, 2004
Page 2


     The NHPUC has concerns about the potential impact of the application on the utilities over which we have jurisdiction. Of course, it is impossible in the abstract to draw any definite conclusions as to the impact of investing up to $34.949 billion in FUCOs. The financing sources selected to fund FUCOs could impact the entire company's risk profile. Currently National Grid Transco has a consolidated capitalization of roughly $40 billion that consists of approximately 41% equity and 59% debt. Without knowing the actual mix and terms of securities to be issued, one cannot assess the ultimate impact to the overall capital structure and cost of debt and equity will be. In addition, credit ratings of a parent company can impact, to varying degrees, the credit ratings and capital costs of subsidiary companies. Further, the overall risk profile of National Grid could change as a result of FUCOs in which it chooses to invest. Without knowing what National Grid would invest in, or even the ways in which it would evaluate potential investments, one cannot assess the ultimate risk to National Grid and its subsidiaries. Because these concerns are somewhat attenuated however, the NHPUC does not oppose the application, but seeks conditional language described herein.

     Of more immediate concern is the impact of the $6 billion short-term debt request.\1 New England Power Company's request would double its current short-term debt authority, to a total of $750 million. This represents approximately 78% of its balance of net utility plant. The NHPUC has established a short-term borrowing limit of 10% of net utility plant, unless it obtains NHPUC approval for a greater amount. It is not clear what the use and need for such substantial a level of short-term debt might be.

     The request for New England Transmission Corporation (NEET) is equally troubling. As of March 31, 2004, NEET had total capital of only $3.8 million, $3.7 million of which is short-term debt. The request $10 million short-term borrowing limit is almost exactly the $10.9 million in net plant NEET had as of Dec 31, 2003. Further, NEET's annual operating expenses are in the $6 million range, but approximately $4.7 million of those expenses are for depreciation, a non-cash item. One cannot gleam from the application why NEET would need short-term debt authorization in an amount that is approximately two-and-a-half times its existing total capital and well in excess of its annual cash operating expenses.

     If some or all of the borrowings within the application were before the NHPUC, which they may yet be, we would explore these questions. We urge the Securities and Exchange Commission similarly to inquire into the uses and need for the funds. Further, we ask the Securities and Exchange Commission to expressly condition any approval with a requirement that the utility subsidiaries under the jurisdiction of the NHPUC comply with our regulatory requirements.\2

-------------------
1 For the New Hampshire jurisdictional utilities, the amounts are: Granite State Electric Company ($10 m.); New England Hydro-Transmission Corporation ($12.5m.); New England Power Co. ($750 m.); New England Electric Transmission Corporation ($10 m.).

2 See, e.g. NH RSA 369:1 (long term debt); N.H. RSA 369:7 (short term debt); N.H. Admin. Rules, Puc 307.05. (short term debt).

Securities and Exchange Commission
File #70-10236 - Application of National Grid
September 30, 2004
Page 2


     With that understanding, we believe the NHPUC would continue to have the ability to protect New Hampshire ratepayers and the National Grid subsidiaries over which the NHPUC has jurisdiction, if the application were granted. I trust this is responsive to your inquiry. Please do not hesitate to contact me if you need additional information.

                                                     Very truly yours,

                                                     /s/ Amy Ignatius
                                                     Amy Ignatius
                                                     General Counsel


cc:  Seth Shortlidge, Esq.
     Counsel to Granite State Electric Company